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Exhibit 10.8

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of January 2, 2007 (the "Effective Date"), by and between NOVACARDIA, INC. (the "Company"), and JOHN CRAWFORD (the "Executive"). The Company and the Executive may be hereinafter collectively referred to as the "Parties", and individually referred to as a "Party".

        A.    The Company desires assurance of the association and services of the Executive in order to retain the Executive's experience, skills, abilities, background and knowledge, and is willing to engage the Executive's services on the terms and conditions set forth in this Agreement.

        B.    The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

        In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

        1.    EMPLOYMENT.

          1.1    Title.    The Executive shall have the title of "Chief Financial Officer" and may also serve in such other capacity or capacities as the Chief Executive Officer (the "CEO") and/or the Board of Directors (the "Board") may from time to time prescribe. The Executive shall report to the CEO.

          1.2    Duties.    The Executive shall do and perform all services, acts and things that are necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Financial Officer, as well as any other services, acts and things as may be required from time to time by the CEO and/or the Board.

          1.3    Location.    Unless the Parties otherwise agree in writing, the Executive shall perform services pursuant to this Agreement at the Company's offices located at 12651 High Bluff Drive, Suite 200, San Diego, California, or, with the Company's consent, at any other place where the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company's business.

          1.4    Policies and Practices.    The employment relationship between the Parties shall be governed by this Agreement as well as the policies and practices established by the Company and the Board. The Executive acknowledges that he has read the Company's Employee Handbook and other governing policies. In the event that the terms of this Agreement differ from or are in conflict with the Company's policies or practices or the Company's Employee Handbook, this Agreement shall control.

        2.    LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

          2.1    Loyalty.    During the Executive's employment by the Company the Executive shall devote the Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive's duties under this Agreement. The Company and the Executive hereby acknowledge and agree that the Executive's service on the Board of Directors of Lipid Sciences, Inc. shall not constitute a breach of this Section 2.1 so long as such service does not materially interfere with Executive's performance as Chief Financial Officer of the Company.

          2.2    Covenant not to Compete.    Except with the prior written consent of the Company's Board of Directors, the Executive will not, during any period during which the Executive is receiving compensation or any other consideration from the Company, including but not limited to severance pay pursuant to Section 4 herein, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, "Affiliate" means, with respect to any specific entity, any other entity that, directly or indirectly, or through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

          2.3    Agreement not to Participate in Company's Competitors.    During his employment with the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

        3.    COMPENSATION OF THE EXECUTIVE.

          3.1    Base Salary.    During his employment, the Company shall pay the Executive a base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per year, less any required withholdings and deductions, payable in regular periodic payments in accordance with Company policy (the "Base Salary"). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

          3.2    Discretionary Bonus.    In addition to the Executive's Base Salary, the Executive may also be eligible to receive an annual discretionary bonus of up to 25% of his then-current Base Salary pursuant to a discretionary bonus program for managerial employees as the Company may provide from time to time. The amount of the bonus, if any, that the Executive may receive pursuant to any such bonus program shall be discretionary and based upon the Executive's and the Company's performance during the previous year as evaluated by the CEO and/or the Board in his, her or their sole and absolute discretion.

          3.3    Stock Options.    Subject to approval of the Board and the terms of the Company's Equity Incentive Plan (the "Plan"), within one week of the Effective Date the Executive will be granted a stock option under the Plan to purchase 800,000 shares of the Company's Common Stock (the "Option"). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board. The Option will be subject to vesting as determined by the Board and specified in a Notice of Grant of Stock Option form or Stock Option Agreement to be provided upon approval of the Option by the Board.

          3.4    Changes to Compensation.    The Executive's compensation will be reviewed by the Company on a regular basis and may be changed from time to time as the Company deems appropriate.

          3.5    Employment Taxes.    All of the Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

          3.6    Expense Reimbursements.    The Executive shall be entitled to be reimbursed for all reasonable and authorized business expenses incurred in connection with carrying on Executive's duties hereunder in accordance with the Company's expense reimbursement policies.

        4.    TERMINATION.

          4.1    Termination By the Company.    The Executive's employment with the Company may be terminated under the following conditions:

            4.1.1    Termination by the Company For Cause.    The Company may terminate the Executive's employment under this Agreement for "Cause" (as defined below) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date specified in such notice.

            4.1.2    Termination by the Company Without Cause.    The Executive's employment by the Company shall be at will. The Company may terminate the Executive's employment under this Agreement at any time and for any reason or no reason, with or without cause.

          4.2    Termination by Mutual Agreement of the Parties.    The Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

          4.3    Termination by the Executive.    The Executive's employment by the Company shall be at will. The Executive shall have the right to resign or terminate the Executive's employment under this Agreement at any time and for any reason or no reason, with or without cause.

          4.4    Compensation Upon Termination.

            4.4.1    Termination By Executive Or With Cause.    If the Executive's employment is terminated by the Company for Cause, or if the Executive terminates employment hereunder, the Company shall pay the Executive all earned salary and all accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Executive under this Agreement.

            4.4.2    Termination Without Cause.    If the Company terminates the Executive's employment without Cause, the Company shall pay the Executive all salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon the Executive's furnishing to the Company an effective waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall receive (i) continuation of his Base Salary then in effect, less standard deductions and withholdings, for a period of nine (9) months following the termination date; and (ii) in the event the Executive timely elects continued health coverage under COBRA, reimbursement by the Company of his COBRA premiums at the same level of coverage elected prior to the termination date for a period of nine (9) months following the termination date.

          4.5    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            4.5.1    Cause.    "Cause" for the Company to terminate the Executive's employment hereunder shall mean a reasonable and good faith determination by the CEO of the Company and/or the Board or any committee thereof that any of the following events has occurred or exists:

            (a)   the Executive's repeated failure to satisfactorily perform the Executive's job duties;

            (b)   the Executive's commission of an act that materially injures the business of the Company;

            (c)   the Executive's refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom the Executive reports;

            (d)   the Executive's conviction of a felony involving moral turpitude that is likely to inflict, or has inflicted, material injury on the business of the Company;

            (e)   the Executive's engaging or in any manner participating in any activity that is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Section 5 hereof and/or the Executive's Proprietary Information and Inventions Agreement with the Company; or

            (f)    the Executive's commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

        5.    CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

          5.1   As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

          5.2   While employed by the Company, the Executive agrees that in order to protect the Company's trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit a) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or b) the business of any investor, client, customer, supplier, service provider, vendor, or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company's investor, client, customer, supplier, service provider, vendor or distributor list.

        6.    ASSIGNMENT AND BINDING EFFECT.

        This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

        7.    CHOICE OF LAW.

        This Agreement is made in California and shall be construed and interpreted in accordance with the internal laws of the State of California.

        8.    INTEGRATION.

        This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive's employment and the termination of the Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

        9.    AMENDMENT.

        This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duty authorized member of the Board other than the Executive.

        10.    WAIVER.

        No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

        11.    SEVERABILITY.

        The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

        12.    INTERPRETATION; CONSTRUCTION.

        The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised, or have had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        13.    REPRESENTATIONS AND WARRANTIES.

        The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that he is eligible to work in the U.S., and has provided documentation of such to the Company as required by law.

        14.    COUNTERPARTS.

        This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

        15.    ARBITRATION.

        To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive's employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive's employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego County, California conducted by the Judicial Arbitration and Mediation Services ("JAMS"), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those that would be required if the dispute were decided in a court of law, including the arbitrator's fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by court action instead of arbitration.

        16.    TRADE SECRETS OF OTHERS.

        It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive's former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

        17.    ADVERTISING WAIVER.

        The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, in which the Executive's name and/or pictures of the Executive taken in the course of the Executive's provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NOVACARDIA, INC.
By:	/s/ Randall E. Woods
Its:	CEO
Dated:	January 2, 2007
EXECUTIVE
/s/ John Crawford John Crawford
Dated:	January 2, 2007

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits set forth in the Employment Agreement effective January 2, 2007, to which this form is attached, I, JOHN CRAWFORD, hereby furnish NOVACARDIA, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

        In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

        If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

        I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit     . Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

        This Release and Waiver, including Exhibit             hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

JOHN CRAWFORD

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EXHIBIT B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

        In consideration of my employment or continued employment by NOVACARDIA, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.     CONFIDENTIALITY.

        1.1    Nondisclosure; Recognition of Company's Rights.    At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the "CEO") of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

        1.2    Confidential Information.    The term "Confidential Information" shall mean any and all confidential knowledge, data or information related to Company's business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company's employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

        1.3    Third Party Information.    I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

        1.4    No Improper Use of Information of Prior Employers and Others.    I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

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2.     INVENTIONS.

        2.1    Inventions and Intellectual Property Rights.    As used in this Agreement, the term "Invention" means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term "Intellectual Property Rights" means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

        2.2    Prior Inventions.    I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company's prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

        2.3    Assignment of Company Inventions.    Subject to the section titled "Government or Third Party" and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled "Government or Third Party" are referred to in this Agreement as "Company Inventions."

        2.4    Obligation to Keep Company Informed.    During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

        2.5    Government or Third Party.    I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

        2.6    Enforcement of Intellectual Property Rights and Assistance.    During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my

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behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3.    RECORDS.    I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4.    ADDITIONAL ACTIVITIES.    I agree that (a) during the term of my employment by Company, I will not, without Company's express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.    RETURN OF COMPANY PROPERTY.    Upon termination of my employment or upon Company's request at any other time, I will deliver to Company all of Company's property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company's premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company's termination statement.

6.    NOTIFICATION OF NEW EMPLOYER.    In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company's providing a copy of this Agreement or otherwise.

7.     GENERAL PROVISIONS.

        7.1    Governing Law and Venue.    This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company's principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

        7.2    Severability.    If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

        7.3    Survival.    This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

        7.4    Employment.    I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause and with or without advance notice.

        7.5    Notices.    Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by

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courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

        7.6    Injunctive Relief.    I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

        7.7    Waiver.    Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

        7.8    Export.    I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

        7.9    Entire Agreement.    The obligations pursuant to sections of this Agreement titled "Confidentiality" and "Inventions" shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with Company.

JOHN CRAWFORD: I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.	NOVACARDIA, INC: ACCEPTED AND AGREED: /s/ Randall E. Woods (Signature)
/s/ John Crawford (Signature)	By:	Randall E. Woods
	Date:	January 2, 2007
Date: January 2, 2007	Title:	Chief Executive Officer
Address:	Address:	12651 High Bluff Drive, Suite 200 San Diego, CA 92130

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Exhibit A

INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:
	☐	None
	☐	See immediately below:

2.     Limited Exclusion Notification.

        THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company's equipment, supplies, facilities or trade secret information, except for those Inventions that either:

        a.     Relate at the time of conception or reduction to practice to Company's business, or actual or demonstrably anticipated research or development; or

        b.     Result from any work performed by you for Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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QuickLinks

  Exhibit 10.8